Exhibit 99.1

Item 6.  Selected Financial Data

INLAND REAL ESTATE CORPORATION
For the years ended December 31, 2011, 2010, 2009, 2008 and 2007
(In thousands, except per share data)

The following table sets forth Selected Consolidated Financial Data on a historical basis for the five years ended December 31, 2011.  This information should be read in conjunction with the consolidated financial statements (including notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations, each included elsewhere in this Form 10-K.  This historical Selected Consolidated Financial Data has been derived from the audited consolidated financial statements.

	2011	2010	2009	2008	2007

Total assets	$1,159,906	1,254,841	1,165,428	1,236,831	1,321,319
Mortgages payable	391,202	483,186	384,468	479,935	606,680
Unsecured credit facilities	280,000	195,000	185,000	192,000	100,000
Convertible notes	27,863	107,360	122,266	159,135	172,305
Total revenues	165,445	163,773	164,637	184,133	182,924
Income (loss) from continuing operations	(6,752)	(608)	6,211	28,435	38,772
Net income (loss) attributable to common stockholders	(8,132)	1,218	9,209	30,425	42,095
Net income (loss) attributable to common stockholders per weighted average common share, basic and diluted	(0.09)	0.01	0.12	0.46	0.64
Total distributions declared, preferred	948	-	-	-	-
Total distributions declared, common	50,589	49,008	53,875	64,782	63,824
Distributions per common share	0.57	0.57	0.69	0.98	0.98
Cash flows provided by operating activities	63,274	59,523	71,051	66,668	83,478
Cash flows provided by (used in) investing activities	(101,851)	(28,735)	6,092	(110,630)	(149,852)
Cash flows provided by (used in) financing activities	32,762	(23,941)	(75,604)	30,764	57,183
Average annualized base rent per leased square foot	12.85	13.07	12.21	12.68	12.44

Weighted average common shares outstanding, basic	88,530	85,951	78,441	66,043	65,281
Weighted average common shares outstanding, diluted	88,530	85,951	78,504	66,102	65,346

The above financial data should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this Annual Report.

All years have been adjusted to reflect the impact of operating properties sold or held for sale during the six months ended June 30, 2012 and years ended December 31, 2011, 2010, 2009, 2008 and 2007, which are reflected in discontinued operations in the consolidated statements of operations and other comprehensive income.